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Exhibit 99.3

TYCO ELECTRONICS GROUP S.A.

Offer to Exchange

New $800,000,000 6.000% Senior Notes due 2012
New $750,000,000 6.550% Senior Notes due 2017
New $500,000,000 7.125% Senior Notes due 2037

for

$800,000,000 6.000% Senior Notes due 2012
$750,000,000 6.550% Senior Notes due 2017
$500,000,000 7.125% Senior Notes due 2037

Fully and Unconditionally Guaranteed by
TYCO ELECTRONICS LTD.
Pursuant to the Prospectus, dated                                    , 2008

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        Tyco Electronics Group S.A. (the "Issuer") is offering, upon the terms and subject to the conditions set forth in the Prospectus dated                                    , 2008 (the "Prospectus") and the accompanying Letter of Transmittal enclosed herewith (which together constitute the "Exchange Offer"), to (i) exchange its 6.000% Senior Notes due 2012, fully and unconditionally guaranteed by Tyco Electronics Ltd., which have been registered under the Securities Act of 1933, as amended (the "Securities Act") (the "New 2012 Notes"), for an equal aggregate principal amount of its outstanding 6.000% Senior Notes due 2012 (the "Outstanding 2012 Notes"), fully and unconditionally guaranteed by Tyco Electronics Ltd., (ii) exchange its 6.550% Senior Notes due 2017, fully and unconditionally guaranteed by Tyco Electronics Ltd., which have been registered under the Securities Act (the "New 2017 Notes") for an equal aggregate principal amount of its outstanding 6.550% Senior Notes due 2017 (the "Outstanding 2017 Notes"), fully and unconditionally guaranteed by Tyco Electronics Ltd., and (iii) exchange its 7.125% Senior Notes due 2037, fully and unconditionally guaranteed by Tyco Electronics Ltd., which have been registered under the Securities Act (the "New 2037 Notes" and, together with the New 2012 Notes and the New 2017 Notes, the "New Notes") for an equal aggregate principal amount of its outstanding 7.125% Senior Notes due 2037 (the "Outstanding 2037 Notes" and, together with the Outstanding 2012 Notes and the Outstanding 2017 Notes, the "Outstanding Notes"), fully and unconditionally guaranteed by Tyco Electronics Ltd.

        The New Notes are identical in all material respects to the Outstanding Notes, except that (a) the New Notes have been registered under the Securities Act and will be freely tradable, except by persons who are affiliated with the Issuer, (b) the New Notes are not entitled to the registration rights that are applicable to the Outstanding Notes; and (c) the Issuer's obligation to pay liquidated damages on the Outstanding Notes, as described in the exchange and registration rights agreement discussed in the Prospectus, does not apply to the New Notes.

        THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CUSTOMARY CONDITIONS. SEE "THE EXCHANGE OFFER—CONDITIONS TO THE EXCHANGE OFFER" IN THE PROSPECTUS.

        We are requesting that you contact your clients for whom you hold Outstanding Notes regarding the Exchange Offer. For your information, and for forwarding to your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee, or who hold Outstanding Notes registered in their own names, we are enclosing copies of the following documents:

  1.
  Prospectus dated                        , 2008;

  2.
  A Letter of Transmittal relating to the Outstanding Notes for your use and for the information of your clients;

  3.
  A Notice of Guaranteed Delivery relating to the Outstanding Notes which is to be used to accept the Exchange Offer if the Letter of Transmittal and all required documents under the Letter of Transmittal are unable to reach the Exchange Agent prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

  4.
  A form of letter which may be sent to your clients for whose account you hold Outstanding Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer; and

  5.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

        Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on                                    , 2008, unless extended by the Issuer (the "Expiration Date"). Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

        To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal relating to the Outstanding Notes (or facsimile thereof or Agent's Message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent and a timely confirmation of a book-entry transfer of such Outstanding Notes should be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

        If a registered holder of Outstanding Notes desires to tender, but time will not permit such holder's Letter of Transmittal and all documents required by such Letter of Transmittal to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer—Guaranteed Delivery Procedures."

        The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Outstanding Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

        The Issuer will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Outstanding Notes held by them as nominee or in a fiduciary capacity. The Issuer will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. Holders of Outstanding Notes will not be obligated to pay or cause to be paid all stock transfer taxes applicable to the exchange of Outstanding Notes pursuant to the Exchange Offer.

        Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Deutsche Bank Trust Company Americas, the Exchange Agent for the Exchange Offer, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,
TYCO ELECTRONICS GROUP S.A.

        NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUER OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures

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  Exhibit 99.3
TYCO ELECTRONICS GROUP S.A. Offer to Exchange New $800,000,000 6.000% Senior Notes due 2012 New $750,000,000 6.550% Senior Notes due 2017 New $500,000,000 7.125% Senior Notes due 2037 for $800,000,000 6.000% Senior Notes due 2012 $750,000,000 6.550% Senior Notes due 2017 $500,000,000 7.125% Senior Notes due 2037 Fully and Unconditionally Guaranteed by TYCO ELECTRONICS LTD. Pursuant to the Prospectus, dated , 2008